FNX Mining Company Inc.

2003 Annual Report

Driven by Nickel

FNX Mining Company Inc.

FNX is mining and exploring for nickel in Canada’s prolific Sudbury Basin, one of the world’s great mining areas. Phase 1 nickel production at the McCreedy West Mine is ramping up to its planned target of 1,000 tons per day by mid-2004. FNX Mining’s Phase 1 Production will produce over 300,000 tons of ore (yielding 7 million pounds of nickel) in 2004. On-going Phase 2 and 3 feasibility studies on adjacent properties potentially will triple production to one million tons of ore (21 million pounds of nickel) per year starting in 2005.

Low operating costs and high-value ore will generate strong cash flows. FNX Mining is well positioned to take advantage of the current strong nickel prices. Poised to generate strong cash flows and with Cdn$45 million in cash and no debt, FNX Mining can readily support its rapid expansion plans.

The Company is also pursuing additional nickel opportunities elsewhere in the Sudbury Basin and globally.

The FNX Story …Driven by Nickel

Geology

The FNX Sudbury Basin properties all contain remnants, extensions, unmined and newly discovered deposits within one of the world’s most prolific mining areas

Drilling

FNX and the Sudbury Joint Venture drilled 802 surface and underground bore holes totaling 702,503 ft in the 21 months to the end of 2003

Core

The Sudbury Joint Venture collected 38,233 core samples for assay and completed downhole UTEM geophysics on 188 drillholes during 2002-3

Mining

The Sudbury Joint Venture began mining at the McCreedy West Mine in May 2003, only 14 months after exploration started, and commenced commercial production in November 2003

Milling

A total of 52,458 tons of ore was crushed, sampled and trucked to the processing facilities during 2003 by the Sudbury Joint Venture

Social Responsibility

The Sudbury Joint Venture recorded 576 days without a lost time accident by the end of

2003

2003 Highlights

  Began initial Phase 1 Production at McCreedy West Mine in May, producing at 500 tons per day by year-end.

  Exercised Inco option in December to hold 100% mineral rights interest in the five Sudbury Basin properties - more than two years ahead of schedule.

  Added to S&P/TSX Composite Index in December.

  Completed a $48 million bought deal financing in July.

  Increased Market Cap. from $250 million to $415 million.

  Outlined 6.1 million ton resource base at Levack Mine and initiated Phase 2 Production feasibility study.

  Initiated advanced exploration program on the McCreedy West PM Deposit to support a Phase 3 Production feasibility study.

  Completed $24.5 million 2003 exploration program and budgeted $12.5 for exploration in 2004.

  Drilled 426 holes for a total of 347,944 feet in 2003.

  Listed on the American Stock Exchange in July.

FNX began commercial production at the McCreedy West Mine in November 2003

Annual General and Special Meeting

The Annual General and Special Shareholders’ Meeting of FNX Mining Company Inc. will be held on Wednesday, May 19, 2004 at 4:30pm (Eastern Time) at the TSX Conference Centre 130 King Street West, Toronto, Ontario M5X 1J2 and will be web cast live and replay on the Company’s web site at www.fnxmining.com.

Table of Contents

1

2003 Highlights

2

President’s Message to Shareholders

5

Production Update

6

McCreedy West Mine Phase 1 - Production

9

Feasibility Studies Phase 2 and 3 Production

11

Exploration Update - 2003

12

Sudbury Basin

14

McCreedy West

20

Levack

23

Norman

27

Victoria

30

Safety, Health, Environment and Community Relations

33

Management’s Discussion and Analysis

46

Management’s Report

46

Auditors’ Report

47

Financial Statements

50

Notes to Financial Statements

60

Corporate Information

President’s Message to Shareholders

In a year filled with highlights, the commencement of production at the end of May at the McCreedy West Mine was the most important accomplishment for our company in 2003. This achievement was all the more impressive because production started only 14 months after FNX and our 25% Sudbury Joint Venture (“SJV”) partner began exploration on our five Sudbury Basin properties. Production in 2003 was interrupted by a three month shutdown of Inco’s milling facilities. Total ore mined and shipped in 2003 was 52,458 tons and surface stockpiles contained another 4,585 tons. Commercial production at McCreedy West began in November 2003. For the last three months of 2003, the average monthly production was approximately 15,000 tons which translates into a daily mining rate of approximately 500 tons per day. Most of our 2003 revenues will be recognized in the first quarter of 2004.

Another significant milestone for the SJV was the exercise of our option with Inco. The SJV’s approved exploration expenditures on the five Sudbury Basin properties exceeded the required $30.0 million level in November and the option was exercised in December, accomplished more than two years ahead of the May 2006 deadline. The SJV now holds a 100% mineral rights interest in the McCreedy West, Levack, Norman, Victoria and Kirkwood Properties. Total exploration expenditures for the SJV in 2003 were $24.5 million, bringing the two year total to $40.0 million.

The success of the SJV’s exploration program over the past two years in Sudbury is illustrated by the rapid development of the McCreedy West Mine to production and the fact that we advanced 14 deposits and made three new discoveries. During this year, the SJV identified existing mineral resources at the Levack Mine. A total of 5.01 million tons of measured and indicated resources was established grading 1.9% nickel and 0.9% copper. An additional one million tons of inferred resources were also identified grading 2.0% nickel and 0.9% copper. A fast track Phase 2 Mining feasibility study began on the Levack resources late in the fourth quarter with the objective of converting resources to reserves and commencing mining at Levack late in 2004.

The McCreedy West PM Deposit was also the target of extensive underground drilling during the year in order to better delineate the mineralized body and increase confidence levels. In the third quarter of the year the SJV began an advanced exploration ramp into the PM Deposit from the 1550 Level. The ramp intersected the PM Deposit late in the year. Crosscuts will be driven from the ramp through the PM mineralization to permit sampling and provide access for bulk samples from the Deposit for metallurgical testing and to confirm grade continuity. The advanced exploration program is part of a full Phase 3 Production feasibility study of the PM Deposit, which is expected to be completed in 2004. A positive recommendation would also allow Phase 3 Production of the PM Deposit to begin late in 2004.

In order to support Phase 1 Production at McCreedy West and to accelerate Phase 2 and 3 Production at the Levack Mine and the PM Deposit, FNX successfully completed a $48 million bought deal financing in July 2003. These funds strengthen our balance sheet and allow us to simultaneously develop and support Phase 1, 2 and 3 Production at the Levack/McCreedy West Mine Complex, thereby expanding our initial 1,000 ton per day Phase 1 Production to potentially 3,000 tons per day or more with the start-up of

Phase 2 and 3 Production by late 2004. This equates to one million tons per year and has the potential to bring nickel production to more than 21 million lbs per year. FNX remains debt free and has approximately $45 million in cash. Also in July, the Company was listed on the American Stock Exchange, thereby broadening our shareholder base. In December, FNX was added to the S&P/TSX Composite Index, which includes Canada’s largest public companies and is a popular measure of broad economic performance.

In addition to good exploration results at Levack and in the PM Deposit during the year, the SJV also continued to expand the McCreedy West nickel-rich Inter Main Deposit, converting 1.4 million tons of McCreedy West Phase 1 resources to reserves. Drilling in 2003 also focused on the Norman Property’s copper-precious metal 2000 Deposit and nickel-rich Lenses A and B. Results on the 2000 Deposit confirm its original dimensions and identified a significant, distinct, high grade core within wide widths of good grade mineralization. Drilling on the 2000 Deposit will continue for the first half of 2004 and a decision on an underground advanced exploration program is expected early in the second quarter. The Norman North Deposit is also being evaluated for possible future production via a ramp.

During 2003, the SJV completed a total of 426 drill holes for a total of 347,944 feet. The grand total for 2002-3 was 802 holes, totaling 702,503 feet, one of the most aggressive exploration programs in the world. In the same period, 38,233 samples were collected and sent for assay, including 22,871 samples collected in 2003. All this was done under strict quality assurance and control standards which were described by independent experts as, “…exceeding industry standards”. Our exploration staff can be justifiably proud of this achievement and our excellent exploration results. The approved exploration budget for 2004 is $12.5 million, primarily to support production.

All of this was achieved in an environment of rising commodity prices led by nickel, copper and platinum. Nickel prices, fuelled by a supply shortage, rose by 133% during 2003, starting the year at US$3.24/lb and ending the year at US$7.55/lb. The average nickel price for the year was US$4.38/lb, while nickel inventories remained low by historical standards at an average of 24,915 tons. Copper prices also increased by 45% last year, from US$ 0.70/lb to US$1.05/lb by year end. Copper inventories declined sharply through the year from 855,625 to 432,975 tons. Platinum prices, driven by supply shortages, surged 36% during 2003 to US$814/oz from US$598/oz. The average Platinum price was US$690/oz. Palladium prices averaged US$203/oz, but ended the year at US$193/oz. The gold price jumped 32% to end the year at US$417/oz. The gold price averaged US$364/oz last year. The Canadian dollar also rose against the US dollar to end the year at Cdn$1.00 = US$0.77. The SJV’s Phase 1 Production feasibility study was done at more conservative prices and exchange rates than the current commodity prices, providing us with a significant potential economic upside.

As we have evolved from a junior explorer to a growing producer, we have prudently added directors, management and employees to support this growth. We are pleased this year to announce three new directors were added to our already strong Board. The Honourable Frank McKenna, former Premier of New Brunswick and interim Chairman of CanWest Global, joined the FNX Board in September. Mr. John Lydall, former Managing Director of National Bank’s Mining Group and a professional mining engineer, joined in October. In December, Mr. Duncan Gibson, former Vice-Chairman at the TD Bank Financial Group, brought his considerable banking experience to the FNX

Board. FNX has an active Board of Directors with the skill sets and experience not only for today, but to meet the future demands of becoming Canada’s next mid-size mining company.

On the management front, Mr. John Ross, former CFO at Iamgold Corporation, has brought his mine financing experience to the FNX head office. Attracting people of this calibre speaks volumes about our future.

Looking forward to our priorities in 2004:

  Ramp up Phase 1 Production at McCreedy West to reach our sustained production level of 1,000 tons per day by mid-2004.

  Complete the feasibility studies for Phase 2 Production at the Levack Mine by mid-2004 and Phase 3 Production at the McCreedy West PM Deposit in 2004.

  Upon receipt of positive feasibility studies, Phase 2 and 3 Production will be fast tracked to production by the end of 2004.

  Continue drilling at the Norman property through the first half of 2004 and, if recommended, initiate an advanced underground exploration program on the 2000 Deposit and evaluate the North Deposit for production.

  Continue the exploration program at the Inter Main Deposit, Levack contact and footwall targets and Norman and Victoria properties.

  Evaluate possible acquisition opportunities, both in the Sudbury Basin and globally.

Finally, my thanks to our shareholders for their support and loyalty. The FNX Board of Directors has provided excellent advice and shared their considerable experience and contacts. Their support is gratefully acknowledged. The FNX management and employees have shown extraordinary professionalism and commitment in all phases of their work. The strong FNX team is a great strength and provides a competitive advantage for the Company which will yield future benefits. Our SJV partner, Dynatec, has been a strong contributor to the success in Sudbury and Inco Limited’s cooperation is acknowledged here. We began in 2002 with the stated objective of becoming Canada’s next mid-size mining company. In 2003 we laid the groundwork for this transition and in 2004 we are poised to achieve that objective.

On behalf of the Board

Signature

Terry MacGibbon

President and Chief Executive Officer

March 25, 2004

2003 Production

FNX and the Sudbury Joint Venture began commercial production at the McCreedy West Mine in November 2003

“Driven by Nickel”

This equates to one million tons per year and has the potential to bring nickel production to more than 21 million lbs per year.

Production Update

Phase 1 Production

- McCreedy West Mine

The Sudbury Joint Venture commenced mining at the McCreedy West Mine in late May, 2003, only 14 months after the start of exploration on its five Sudbury Basin Properties. The rapid ramp-up and low capital costs were the result of extensive historic surface and underground infrastructure, such as power, water, shafts, ramps, levels, drifts and roads. By the end of the year, Phase 1 Production totaled 52,458 tons of ore shipped and another 4,585 tons stockpiled on surface. Table 1 provides a detailed breakdown of production figures for 2003. All four orebodies containing mineral reserves (700, Upper Main, East Main and Inter Main) were providing either production or development ore by year-end. For the last three months of the year the average monthly production was approximately 15,000 tons of ore, equal to a rate of 500 tpd. This was achieved in spite of a three month plus labour disruption at the third party processing facilities. The Phase 1 Production build-up to 1,000 tpd by mid-2004 is proceeding on schedule and the orebodies are being developed and mined as scheduled in the May 2003 pre-feasibility report. The surface ore pad, crushers and sampling tower were all successfully commissioned in May 2003.

Initial May production was from the nickel-rich Upper Main Deposit. Using the cut and fill mining method, the orebody was silled and a salvage bench taken prior to the third party labour disruption. Mining re-commenced at the Upper Main in early September and returned reasonable assay results (see Figure 1).

The initial sill at the bottom of the Inter Main Orebody was developed in September and shipped tonnage confirmed reserve grades. A second sill at the top of the Inter Main Orebody was also developed late in the year, and it also confirmed the reserve grade. Additional cut and fill stopes will be added later as the deposit is developed. The main access footwall ramp and infrastructure necessary for full development of the Inter Main Orebody are on schedule and are expected to be completed early in the second quarter, 2004. Once this work is done, the mid-sill development and infrastructure to develop the core of the Deposit will commence.

Underground drilling continues to extend the Inter Main Orebody to allow more detailed mine planning and to add to the reserve base. As noted under the Exploration Update, this program is meeting with significant success.

Access to the East Main Orebody was completed in the third quarter of 2003 and silling of the ore began on the 420 and 450 Levels. The irregular nature of the ore was confirmed with mapping and visual estimates. Year-end assays confirmed the reserve grades and visual estimates, and aided detailed mine planning.

Mining of the Cu-precious metal-rich 700 Orebody proceeded as planned in the second half of 2003. Initial silling and raising allowed for assessment of this narrow vein deposit. Using the shrinkage mining method, an area of the 700 Deposit was stoped to a 70 ft height across an average mining width of four ft. An up-dip panel was also completed on one of the flatter dipping veins, confirming the ability to mine these flat veins within the parameters of the mineral reserve estimate.

The Sudbury Joint Venture forecasts production of 300,000 tons for 2004. Using only the known Phase 1 Production mineral reserve estimates, Table 2 shows a $93.4 million cash flow forecast for the period 2004-8 using assumptions of US$5.00/lb Ni, US$1.00/lb Cu, US$800/oz Pt., US$200/oz Pd, US $400/ oz Au and Cdn $1.00 = $0.75 US.

Tables 3 and 4 show the sensitivity of the forecast to nickel prices and reserve increases.

The FNX operating model is unique. FNX personnel discover, delineate and prepare mineral resource and reserve estimates for the deposits. Our Sudbury Joint Venture Partner prepares mining plans, develops and mines the orebodies. The ore is brought to surface and placed on a lined internally draining ore pad, where a contractor crushes, samples and loads the ore trucks for transport to the Clarabelle Mill, where it is weighed and processed. Inco mills, smelts, refines and markets the metals and the Sudbury Joint Venture is paid after 90 days for nickel, copper and gold, and after six months for platinum and palladium. The Sudbury Joint Venture has the option to take Pt and Pd as product. With Ni, Cu and Au, the price is determined in the second month after delivery, and with Pt and Pd, the price is set in the fifth month. In comparison to our peers, the FNX operating model reduces exploration, mining, processing and environmental risks.

In comparison to our peers, the FNX operating model reduces exploration, mining, processing and environmental risks.

Insert Table 1 McCreedy West 2003 Production Summary

(Attached file)

_______________________________________________________________

Table 2

McCreedy West Mine - Phase 1 Production Reserve Base - Projected Cash Flow 2004 - 2008

_______________________________________________________________

Cdn$ (000,000)

2004

2005

2006

2007

2008

Total

_______________________________________________________________

Cash Revenues

46.7

66.4

66.8

53.7

22.1

255.7

_______________________________________________________________

Mining Costs

19.3

22.4

21.6

15.0

2.5

80.8

Processing Costs

15.6

19.2

19.1

15.6

3.3

72.8

_______________________________________________________________

Operating Margins

11.8

24.8

26.1

23.1

16.3

102.1

Capital

(9.1)

(1.2

)

–

–

1.6

(8.7

)

_______________________________________________________________

Cash Flow

2.7

23.6

26.1

23.1

17.9

93.4

Assumptions

Commodity Prices (US$) - Ni -$5.00/lb, Cu-$1.00/lb, Pt-$800/oz, Pd-$200/oz,

Au-$400/oz

Exchange Rate - CDN$1.00 = US$0.75

___________________________________________________________________________________

Table 3

McCreedy West Mine - Phase 1 Production - Operating Margin Sensitivity to Nickel Price

____________________________________________________________________________________

Reserved Based

2004-’08

Reserved Based

+1.1 mm tons

per ton

2004-’08

2004-’11

Operating

Total Operating

Total Operating

Nickel Price

Margin

Margin

Margin

(US$/lb)

(CDN$/ton)

(CDN$MM)

(CDN$MM)

____________________________________________________________________________________

$3.95*

$42.97

$55.7

$86.8

$5.00

$78.82

$102.1

$171.9

$6.00

$112.97

$146.4

$252.9

$7.00

$147.12

$190.6

$333.9

Assumptions

Commodity Prices (US$) - Ni -$5.00/lb, Cu-$1.00/lb, Pt-$800/oz, Pd-$200/oz,

Au-$400/oz

Exchange Rate - CDN$1.00 = US$0.75

Production Rate - 1,000 tons per day

*nickel price used in feasibility study

____________________________________________________________________________________

Table 4

McCreedy West Mine - Phase 1 Production - Proforma Cash Flow Sensitivities

____________________________________________________________________________________

Reserve Base

Reserve Base

+1.1 mm tons

Cdn$ (000,000)

2004-’08

2004-’11

____________________________________________________________________________________

Cash Revenues

255.7

448.5

____________________________________________________________________________________

Mining Costs

80.8

146.4

Processing Costs

72.8

130.2

____________________________________________________________________________________

Operating Margins

102.1

171.9

Capital

(8.7

)

(17.1

)

____________________________________________________________________________________

Cash Flow

93.4

154.8

Assumptions

Commodity Prices (US$) - Ni-$5.00/lb, Cu-$1.00/lb, Pt-$800/oz, Pd-$200/oz,

Au-$400/oz

Exchange Rate - CDN$1.00 = US$0.75

(Figure 2 – Levack-McCreedy West Mine Complex – Longitudinal Section)

Feasibility Studies - Phase 2 and 3 Production

Phase 2 Production - Levack Mine

A final feasibility study on the Levack resources

is expected in mid-2004 with development scheduled for the second half of the year.

A detailed review of the historic drilling and production assays at the Levack Mine by the Sudbury Joint Venture and independent consultants during 2003 defined a mineral resource estimate. Measured and indicated mineral resources totaled 5.1 million tons grading 1.9% Ni and 0.9% Cu plus another one million tons of inferred mineral resources averaging 2.0% Ni and 0.9% Cu. These in-house estimates (see Table 5), completed to NI43-101 standards, were audited and verified by independent outside consultants. Completing a pre-feasibility and full feasibility study on these mineral resources is a priority and the former study began in the last quarter of 2003. A final feasibility study on the Levack resources is expected in mid-2004 with development scheduled for the second half of the year. Potential production in the 1,000 to 2,000 tpd range could then begin early in 2005. Reconditioning of the 1600 Level from the McCreedy West Mine east to the Levack workings was completed early in 2004. Reconditioning of Levack No 2 Shaft and Levack access levels and underground drilling to support detailed mine planning will be required for Phase 2 Production.

____________________________________________________________________________________

Table 5

Levack-McCreedy West Mine Complex - Levack Resources

____________________________________________________________________________________

Contained

Metal

Tons

Grade

(million)

(million)

Ni%

Cu%

Ni lb

Cu lb

____________________________________________________________________________________

Measured

2.66

1.9

1.0

102

52

Indicated

2.40

1.8

0.9

87

43

____________________________________________________________________________________

Total

5.06

1.9

0.9

189

95

Inferred

0.98

2.0

0.9

39

17

Phase 3 Production - PM Deposit

During 2003, extensive underground drilling on the PM Deposit confirmed the historical Cu-precious metal mineralization and increased confidence in the Deposit. The mineralization in the PM Deposit consists of footwall-hosted disseminations, fracture fills and mineralized matrix across widths of up to 200 ft. Narrower high grade vein systems occur within the broader mineralized envelope. The mineralized body is approximately 1,000 ft along the east-west strike direction and 1,500 ft up-and down-dip. The Deposit generally dips south at approximately 38º.

In the third quarter of 2003, the Sudbury Joint Venture initiated an advanced exploration and bulk sampling program on the PM Deposit leading to a full feasibility study in 2004. An exploration ramp (see Figure 3) was driven from the 1550 Level toward the PM Deposit and, by year end, it had advanced 650 ft. At that point it was on the western margin of the Deposit. In 2004, the ramp will continue to advance within the PM mineralization. Continuous samples will be taken along the ramp, and crosscuts will be driven from the ramp across the mineralization at selected locations. Bulk samples will be taken from each crosscut, brought to surface, crushed and sampled. The bulk samples will help to determine if the Deposit can be bulk mined or selectively mined, increase the confidence in the drill results and facilitate generation of a mineral resource estimate. The bulk samples will also provide essential mineralogical and metallurgical information to support completion of a full feasibility study in 2004.

If a positive feasibility study is received, then development could proceed immediately using the exploration ramp and simultaneously developing other necessary production infrastructure. Potential production on the PM Deposit could start early in 2005 at a daily rate of 1,000 tpd, if selective mining is used, and up to 3,000 tpd, if the deposit is amenable to a bulk mining approach.

Figure 4 summarizes the Phase 1, 2 and 3 Production timelines.

(Figure 3 – PM Deposit – Advanced Exploration Ramp)

Figure 4

McCreedy West - Levack Mine Complex Mining Timelines

McCreedy West Phase 1

DEVELOPMENT

PRODUCTION (1,000 tons per day)

Levack Phase 2

FEASIBILITY

DEVELOPMENT

PRODUCTION (1,500 tpd)

PM Deposit Phase 3

FEASIBILITY

DEVELOPMENT

PRODUCTION (>1,500 tpd)

2004

2005

2006

2003 Exploration

“Driven by Nickel”

For the 21 months to the end of 2003, FNX Mining and their Sudbury Joint Venture partner have undertaken one of the largest and most aggressive exploration programs in Canada, if not the world.

Exploration Update - 2003

Introduction

For the 21 months to the end of 2003, FNX Mining and their Sudbury Joint Venture partner have undertaken one of the largest and most aggressive exploration programs in Canada, if not the world. During that period the Sudbury Joint Venture spent $40.0 million for exploration activities on their five Sudbury Basin Properties. Employing a team of 37 geoscientists, geotechnical and support staff out of the Sudbury Field Offices, the Sudbury Joint Venture completed 802 surface and underground holes for a total of 702,503 ft. Of that total, 352 were underground holes and 450 were drilled from surface. Underground drilling totaled 155,449 ft, while drilling from surface yielded 547,054 ft. Table 6 provides a breakdown of the 2002-3 drilling.

For 2003, the Sudbury Joint Venture had exploration expenditures of $24.5 million and completed 426 drill holes for a total footage of 347,944 ft. Table 7 provides a detailed summary of 2003 drilling.

The 2003 exploration program gave priority to drilling deposits or mineralization which were located close to existing infrastructure or were significant enough to impact short and medium term production potential. At McCreedy West this included the Phase 1 Production deposits; 700, Upper Main, East Main and Inter Main and the Southwest Inter Main and PM Deposits. At the Levack Mine, the priority was to test near the #3 Deposit, the unmined portions of the #7 Deposit and nearby footwall targets. The 2000 Deposit at Norman also received significant attention and holes also tested the existing nickel-rich Lens A Deposit along the base of the Sudbury Igneous Complex (“SIC”) and below the Whistle Open Pit Mine. Work at Victoria tested the offset dyke areas and geophysical targets. No drilling was undertaken at the Kirkwood Property again this year. The potential targets at Kirkwood are below 3,000 ft and represent future exploration targets.

(Figure 5 - Sudbury Basin)

The Sudbury Basin

The Sudbury Basin is a 60 km by 30 km elliptical geologic structure located just to the north of the Greater City of Sudbury (see Figure 5). The Sudbury Basin is generally accepted to be the result of a meteorite impact, which occurred 1.85 billion years ago. The large resultant crater was infilled with magma containing nickel-copper-platinum-palladium-gold and other by-product metals. The ore material settled out of the magma and collected in topographic lows or traps along the lower contact of the SIC, or within offset dykes which radiate out from the Sudbury Basin into the wallrock. Copper-platinum-palladium-gold (and to a lesser extent, nickel) mineralization was later re-mobilized and deposited in Sudbury Breccia, which occurs in the footwall of the SIC and represents meteorite-shattered host rock.

Mineralization associated with the emplacement of the SIC occurs either at or near the contact of the SIC with the surrounding country rocks or within offset dykes. Contact deposits are nickel-rich and located in traps and embayments at the base of the SIC. The copper- platinum-palladium-gold-(nickel)-rich footwall deposits occur within the Sudbury Breccia below, and often in the shadow of, the contact deposits. Quartz diorite offset dykes radiate out from the edges of the Sudbury Basin. Ni- Cu-PGE-rich sulfides associated with the dykes tend to be focused in areas of constriction. Post-magmatic deformation of the southern margins of the SIC has resulted in re-concentration of metals in structurally controlled settings. The economic importance of the footwall deposits has been recognized only within the past 20 years.

Although the Sudbury Basin is one of the world’s most prolific mining camps with production dating from 1883, significant new discoveries continue to be made by Inco (McCreedy East - 153 Orebody, Victor, Totten and Kelly Lake Deposits) and by Falconbridge (Nickel Rim South Deposit).

Although the Sudbury Basin is one of the world’s most prolific mining camps, new discoveries continue to be made

____________________________________________________________________________________

Table 7

Sudbury Joint Venture

Drilling Program - 2003

____________________________________________________________________________________

Holes

Footage Drilled

Property

Complete

Drilling

Completed

Current

                                                                                                                                                        Cumulative ____________________________________________________________________________________

McCreedy West – Surface

18

–

21,796

–

21,796

Levack

8

–

 26,519

–

26,519

Norman

67

3

114,713

4,940

119,653

Victoria

31

–

 29,256

–

29,256

North Range F/W

9

1

21,827

88

21,915

____________________________________________________________________________________

Sub Total Surface

133

 4

214,111

5,028

219,139

McCreedy West - Underground

293

–

133,833

–

133,833

____________________________________________________________________________________

Total

426

 4

347,944

5,028

352,972

On January 10, 2002, FNX Mining signed an option agreement with Inco Limited to earn a 100% interest in the mining rights of five former nickel-copper-platinum-palladium-gold producing properties in the Sudbury Basin. FNX Mining assigned their option rights to the Sudbury Joint Venture (FNX Mining 75%, Dynatec Corporation 25%). The option agreement required the Sudbury Joint Venture to spend $30 million for exploration on the properties by May 2006. This was achieved late in 2003 and the option was exercised in December, more than two years ahead of schedule.

_______________________________________________________________

Table 8

Sudbury Joint Venture

2004 Exploration Program - Approved Budget

_______________________________________________________________

McCreedy West

$4.60 Million

Levack

$2.50 Million

North Range Foot wall

$1.00 Million

Norman

$3.30 Million

Victoria

$0.65 Million

Kirkwood

$0.15 Million

Miscellaneous

$0.30 Million

_______________________________________________________________

Total

$12.50 Million

McCreedy West Property

The McCreedy West Property is located 40 kms north of the Greater City of Sudbury and lies directly west of the Levack Mine Property, including portions of the town of Levack. The McCreedy West and Levack Properties both lie along the North Range of the Sudbury Igneous Complex at the western end of the nine km long, nickel-copper-platinum-palladium-gold-cobalt-rich Levack Embayment Structure, which hosts 16 historic and operating mines and has produced over 250 million tons of ore. The McCreedy West Mine was operated by Inco from 1970 until 1998. Production to 1998 totaled 15,758,000 tons averaging 1.7% Cu, 1.4% Ni and 0.043 oz/t TPM. Nickel ore was mined in contact deposits which occur in traps and embayments located along the base of the SIC. Cu-Ni- precious metal deposits occur as veins and disseminations below the SIC in the brecciated footwall rocks.

During 2003, the Sudbury Joint Venture completed 133,833 ft in 293 underground holes and 21,796 ft in 18 surface holes on the McCreedy West Property. Table 9 shows a breakdown of the McCreedy West 2003 drilling, while Table 10 contains all categories of resources presently defined at McCreedy West. A portion of the resources has been converted to reserves and these are shown in Table 11.

________________________________________________________________________

Table 9

Sudbury Joint Venture

Drilling Statistics - McCreedy West Property

________________________________________________________________________

Completed in 2003

Underground

Surface

________________________________________________________________________

Property

Deposit/Zone

# of Holes

Footage

# of Holes

Footage

________________________________________________________________________

McCreedy

Inter Main

106

47,593

1

1,552

West Inter Main

3

1,869

–

–

North Inter Main

10

2,067

–

–

East Inter Main

9

6,057

–

–

East Main

12

5,510

12

9,364

Upper Main

9

3,054

–

–

Southwest Inter Main

32

13,036

5

10,880

700

27

3,611

–

–

PM                                              85              51,036                              –                      –

                                Total                                          293            133,833                            18            21,796

________________________________________________________________________

All resource and reserve estimations conform to National Instrument 43-101 definitions and have been audited by independent consultants, Roscoe Postle Associates. In addition, Analytical Solutions Ltd. has provided independent oversight of the quality assurance and quality control (QA/QC) for all sampling procedures and assay results.

(Figure 6 - Levack-McCreedy West Mine Complex - Longitudinal Section)

McCreedy West Mine

The reserve model for the Inter Main Deposit suggests the mineralization occupies a strike length of at least 1,100 ft.

(Figure 7 - McCreedy West Mine - 3D View)

_______________________________________________________________

Inter Main Deposit

The Ni-rich Inter Main Deposit is located within topographic depressions along the lower contact of the SIC. Up-dip from the Inter Main Deposit is the contact style East Main Deposit, whereas the nickel-rich Southwest Inter Main Deposit lies down-dip and to the west. The reserve model for the Inter Main Deposit suggests the mineralization occupies a strike length of at least 1,100 ft, has a known down-dip dimension of 700 ft with true widths varying from a few feet to nearly 50 ft. The dominant mineralization is associated within the physical traps at the base of the SIC, however mineable hanging-wall lenses occur throughout the orebody.

(Figure 8 - McCreedy West - Inter Main Deposit)

In May 2002, the Sudbury Joint Venture intersected 52.3 ft of sulfides, grading 3.2% Ni and 0.4% Cu in the Inter Main discovery hole. This discovery was aggressively followed up with 38 surface holes at 50 to 200 ft spacing during the balance of 2002. The reconditioned 1600 Level provided an ideal underground drilling platform in 2003 to complete infill holes and expansion drilling on the Inter Main Deposit. In addition, Inter Main development access ramps from the 950 and 1450 Levels have also provided critical platforms for drilling. Drilling defined half of the deposit at 50 ft intervals and the balance of the deposit at 80 to 100 ft intervals. Figure 8 shows the Inter Main Deposit including the reserve outline. Significant drill intersections outside of the Inter Main reserves suggest that the existing Inter Main mineral reserve estimate of 1,070,000 tons grading 1.8% Ni will be significantly expanded as drilling progresses beyond the current limits of the Deposit. Exploration planned for the Inter Main Deposit in 2004 will consist of 33,200 ft of infill drilling of existing reserves and testing areas outside the existing reserve area. Areas to be tested include:

  West Inter Main Deposit where previous Inco drilling intersected 3.7% Ni, 0.3% Cu over 20.3 ft and 2.3 % Ni, 0.3% Cu over 18.0 ft.

  East Inter Main Deposit to follow up on mineralization close to existing reserves

  South West Inter Main Deposit to follow up earlier 2003 successes such as 1.7% Ni, 0.4% Cu over 49.3 ft; 2.3% Ni, 0.3% Cu over 32.8 ft and 1.9% Ni, 0.1% Cu over 35.1 ft.

East Main Deposit

Similar to the Inter Main Deposit, the Ni-rich East Main Deposit lies along the basal contact of the SIC. It occupies a southerly-trending embayment, which strikes east-west for 200 ft and extends from surface to a depth of at least 600 ft. The mineralization is from 14 to 25 ft wide and consists of semi-massive to massive pyrrhotite-pendlandite-chalcopyrite-pyrite confined to the lowermost limits of the Granite Breccia unit at the contact with the gneissic footwall rocks. Drilling confirmed the trough-like nature of the SIC contact in this area and encountered good grades and widths (FNX 3037: 3.4% Ni, 0.4% Cu, over 25.4 ft).

…the Southwest Inter Main Deposit provided increased…inferred mineral resource estimate of 505,000 tons grading 1.7% Ni…

Upper Main Deposit

The Ni-rich Upper Main Deposit mineralization occurs both along the base of the SIC as well as within a hanging wall lens. The higher grade contact lens is between eight and 18 ft wide and occurs along a strike length of 300 ft and down-dip for 250 ft. The larger, but lower grade, hanging-wall lens varies between 10 and 25 ft in width, occupies a 650 ft strike length and extends 180 ft down-dip. The hanging-wall lens is containued within the Granite Breccia rock unit, while the contact mineralization is associated with both the Sublayer Norite and Granite Breccia.

Prior to the Sudbury Joint Venture’s involvement at the McCreedy West property, the previous owner had mined the upper portions of the Deposit. A typical intersection on the contact lens is 2.1% Ni, 0.5% Cu over 17.0 ft, while a typical hanging-wall intersection is 1.7% Ni, 0.6% Cu over 25.0 ft. A mineral reserve was established on the Upper Main (Table 11) after completion of the 2003 drilling. Due to its proximity to the main ramp, the Upper Main was the first nickel-rich deposit to be mined in 2003.

Southwest Inter Main Deposit

The Southwest Inter Main Deposit, which is considered an extension of the Inter Main Deposit, occurs at the northern end of a deep trough structure located down-dip and to the southwest of the Inter Main Deposit. Mineralization associated with the trough occurs from the 1300 Level to the 2800 Level with a down-dip extent of 2,400 ft and a variable strike length from 200 to 400 ft. Limited historic mining was carried out adjacent to the Southwest Inter Main Deposit on the 1450 Level and the structure was drilled historically at 200 to 300 ft centres. Downhole geophysics suggested the potential for a stronger target nearby and four more surface holes were drilled in 2003, two of which cut 1.4% Ni, 0.2% Cu over 76.6 ft and 1.3% Ni, 0.2% Cu over 62.0 ft. Late in 2003, underground drilling in the Southwest Inter Main Deposit provided the increased confidence required to model an inferred mineral resource estimate of 505,000 tons grading 1.7% Ni between the 1300 and 1700 Levels. Further definition of the Southwest Inter Main Deposit mineralization will remain a focus of the 2004 drilling. The down-dip extent of the Southwest Inter Main Deposit remains open.

700 Deposit

The 700 Deposit represents the upper remnants of footwall Cu-precious metal-rich veins and disseminations originally mined historically in the 1990s. The one to four ft wide massive chalcopyrite-pendlandite-millerite-pyrrohotite veins occupy a 200 ft x 550 ft x 800 ft block in the footwall between the 500 and 700 Levels. Generally, the veins strike northeast to east and dip variably to the south, sub-paralleling the base of the overlying SIC. FNX completed 27 underground holes within the 700 Deposit in 2003 to follow up the successful drilling and exploration raise programs from 2002. Mineral reserve estimates on the 700 Deposit were completed during the year and mining commenced in the second quarter. In 2004, the main focus for the 700 Deposit will be to complete drill holes as necessary to support development and production.

950/PM Deposits

The 950 and PM Deposits are Cu-Ni-precious metal-rich deposits which occur completely within the footwall environment, 400 to 700 ft below the base of the SIC. The mineralization is hosted within the same Sudbury Breccia package as the up–plunge 700 Deposit. Unlike the massive veins of the 700 Deposit, the PM Deposit consists dominantly of wide stockworks of narrow fracture fill veins, disseminations and sulfide infill around clasts. The nature of this mineralization makes this deposit potentially amenable to bulk mining. Within this wide stockwork, one or more distinct veins (up to 4.0 ft wide) occur which can be correlated from hole to hole. Mineralization typically consists of chalcopyrite ± pendlandite ± millerite + PGM. Forty-four historic holes were completed in the PM Deposit and FNX added another five surface holes in 2002, including one which assayed 1.2% Cu, 0.2% Ni, 6.24 g/t TPM over 250.7 ft in the heart of the Deposit. Hole FNX3022, located close to the southeastern margin encountered unusual “low sulfide” mineralization (<0.05% Cu, <0.05% Ni, 15.2 g/t TPM over 64.1 ft).

In 2003, FNX drilling had the objective of testing the continuity of the mineralization; increasing confidence levels and adding to the understanding of the geological controls to mineralization (see Figure 9). The success of the drilling led the Sudbury Joint Venture to initiate an advanced exploration and bulk sampling program in mid-year. A PM access ramp was driven from the 1550 Level off the main ramp. At year end, 650 ft of access ramp had been completed and the PM Deposit margin intersected. For 2004, the access ramp will be driven across the main portion of the PM Deposit, remaining in mineralization throughout. Cross cuts will be driven at various intervals along the access ramp to permit larger bulk samples to be collected. The increased geological knowledge derived from the bulk sample and drilling data will provide the basis for a mineral resource estimate which, when combined with the metallurgical information generated, will lead to completion of a final feasibility study in 2004.

____________________________________________________________________________________

Figure 9

McCreedy West - PM Deposit

- Phase 3 Production - Inclined Plan

____________________________________________________________________________________

Interval

Cu

Ni

TPM

Hole #

(ft)

%

 %

gpt

____________________________________________________________________________________

FNX 0064

8.9

9.0

1.1

19.0

____________________________________________________________________________________

FNX 0093

100.0

0.8

0.3

9.2

incl

20.0

2.5

1.2

35.4

____________________________________________________________________________________

FNX 0198

12.0

1.9

0.5

28.7

____________________________________________________________________________________

FNX 0203

7.2

4.2

1.0

21.3

____________________________________________________________________________________

FNX 0205

167.5

0.8

0.2

3.9

incl

24.5

1.5

0.6

9.0

____________________________________________________________________________________

FNX 0223

102.5

1.2

0.4

6.4

incl

35.0

2.0

0.4

11.0

____________________________________________________________________________________

FNX 0224

74.1

1.1

0.3

6.8

incl

12.5

2.8

0.9

31.2

____________________________________________________________________________________

FNX 0225

152.5

0.8

0.2

5.9

incl

12.5

2.8

0.9

31.2

____________________________________________________________________________________

250.7

1.2

0.2

6.2

FNX 3000

24.6

2.1

0.5

24.6

15.3

7.5

0.8

30.7

____________________________________________________________________________________

FNX 3022

64.1

<0.1

<0.1

15.2

(Figure 9 - PM Deposit - Inclined Plan)

Drilling on the 950 Deposit suggested the potential for a sizeable moderate grade deposit, which may represent the up-plunge extension of the PM deposit. The resources from the 950 Deposit are shown in Table 10. FNX completed 15 holes, in 2002 across four sections spaced 50 ft apart. No drilling occurred at the 950 Deposit in 2003 and none is planned for 2004. The 2004 drilling program will aggressively infill the PM deposit at 50 to 80 ft centres in order to generate a mineral resource estimate.

The success of the drilling led the Sudbury Joint

Venture to initiate an advanced exploration and bulk sampling program in mid-year.

Levack Property

The Levack property is located 40 kms north of the Greater City of Sudbury, adjacent to the McCreedy West Mine Property and east of the town of Levack. It occurs along the North Range of the SIC and occupies the midwestern portion of the prolific, mineral-endowed Levack Embayment Structure. The Mond Nickel Company Limited began production at Levack in 1915. Subsequent to its merger with Inco in 1929, the surface plants were destroyed by a fire and the mine was closed. The mine re-opened in 1937 and operated continuously until finally closing in 1999 after the nickel price dipped to US$1.69/lb. A total of 60.5 million tons of ore was mined at Levack grading 2.0% Ni, 1.3% Cu, 0.049 oz/t TPM.

In 2002, FNX focused on drilling surface holes at Levack to test the unmined 1300 and 1900 Deposits with positive results. The 2003 exploration program changed the focus to testing the #3 and #7 Deposits. In total, eight surface holes were completed during the year for a total footage of 26,519 ft. The main activity last year at Levack was the extensive evaluation of the historic Mineral Resource Inventory by Sudbury Joint Venture personnel, which confirmed the mineral resource estimate shown in Table 12. The resource estimate is based on historic mining and drilling data which were evaluated and recalculated by the Sudbury Joint Venture staff and independent consultants in order to arrive at measured and indicated mineral resources of 5.1 million tons grading 1.9% Ni, 0.9% Cu and inferred resources of one million tons grading 2.0% Ni, and 0.9% Cu (see Table 12). These mineral resource estimates, prepared to NI43-101 standards and independently audited by Roscoe Postle Associates, are the responsibility of the Sudbury Joint Venture and its independent consultants.

(Figure 10 - Levack-McCreedy West Mine Complex - Longitudinal Section)

McCreedy West Mine

Based on the mineral resource estimate at Levack, the Sudbury Joint Venture, embarked on a feasibility study to re-open the Levack Mine.

(Figure 11 - Levack Property - Feasibility/Phase 2 Mining)

Based on the mineral resource estimate at Levack, the Sudbury Joint Venture embarked on a feasibility study to re-open the Levack Mine. In order to facilitate the gathering of data for the feasibility study, the 1600 Level which connects the Levack Mine to the McCreedy West Mine, was reconditioned early in 2004. With the 1600 Level complete, other areas of existing Levack Mine infrastructure will be reconditioned. Priority drilling will be completed from these areas as a means of supporting the conversion of existing mineral resources to reserves by mid-2004.

____________________________________________________________________________________

1300/1900 Deposits

The 1300 and 1900 Deposits are considered together, because of their physical proximity to one another, however geologically and mineralogically, the two deposits are quite distinct.

The 250 ft x 650 ft 1300 Deposit extends from the 1000 Level to the 1500 Level of the Levack Mine and is defined by a sub-horizontal lower portion and a sub-vertical upper portion. The lower portion occurs at the contact between Sub-Layer Norite and a mixed unit of ultramafic-gabbroic/granite breccia rocks. The upper portion lies completely within the mixed ultramafic-gabbroic/granite breccia unit. The mineralization is more or less consistent with a nickel-rich contact type deposit and the main portion of the deposit consists of massive, semi-massive, blocky and blebby pyrrhotite-pentlandite-chalcopyrite-pyrite mineralization.

The 1900 Deposit is hosted by a mixed unit of Granite Breccia and Sudbury Breccia. It measures 650 ft x 150 ft and trends northeast. The mineralization occurs in fracture controlled veinlets, and locally as massive zones consisting of chalcopyrite-pyrrhotite-pentlandite. The geological location of the 1900 Deposit, together with its mineralization type and style, suggest that the 1900 Deposit may be considered a hybrid deposit mix of contact and footwall styles.

Six historic holes were completed into the 1300 Deposit and 14 into the 1900 Deposit. FNX completed another 23 holes in these two deposits in 2002, intersecting 2.7% Ni, 0.7% Cu over 42.2 ft (1300 Deposit) and 1.4% Ni, 1.3% Cu and 2.5 g/t TPM over 22.3 ft (1900 Deposit). Only one hole was drilled near the 1300/1900 Deposits in 2003. It contained several significant intersections, such as 2.8% Ni, 0.8% Cu, and 3.0 g/t TPM over 13.3 ft and 2.7% Ni, 1.0% Cu, and 3.5 g/t TPM over 10.4 ft. In 2004, the focus will be on establishing a reserve estimate for the 1300 and 1900 Deposits. To achieve this objective, 20,000 ft will be drilled from surface and underground in 25 holes.

#7 Deposit

The #7 Deposit is located to the west and down-dip from the Main Orebody. Partially mined prior to the Levack shutdown, this contact deposit contains significant resources and will likely be one of the first deposits to be accessed when the mine reopens. The main mineralization at #7 is controlled by local topographic traps on the SIC contact and blocks of footwall in the Granite Breccia. The mineralization is irregular and related to thickened units of Granite Breccia, which appear to disrupt and displace the mineralization. Typical of contact deposits, pyrrhotite, pentlandite, chalcopyrite and pyrite are the main minerals at the #7 Deposit. Three holes were completed in 2003 into the #7 Deposit, two of which intersected 1.2% Ni, 0.2% Cu over 36.1 ft and 2.5% Ni, 0.7% Cu, 0.94 g/t TPM over 15.5 ft. In 2004, 9,600 ft of drilling is planned in 10 holes. These holes will focus on defining the upper portion of the #7 Extension.

#3 Deposit

The #3 Deposit is a mixed nickel-copper-precious metal contact style deposit located 3,600 ft east of the Levack No 2 Shaft in a large footwall embayment. It is atypical of other North Range contact deposits because it is enriched in copper and PGE’s. In 2003, drilling by FNX tested the footwall rock down-dip of the #3 Deposit. This drilling encountered several narrow, Cu-PGE-Ni veins with one interval containing 2.2% Cu, 0.9% Ni, 5.5 g/t TPM over 12.2 ft. Based on UTEM 4 downhole geophysics in the first hole, two other holes were drilled without hitting significant mineralization. Plans call for completion of three holes totaling 7,000 ft around the #3 Deposit. The footwall in this area remains relatively untested and offers a good prospect for a new footwall discovery.

Two other target areas of interest at Levack will also be drilled in 2004. One is the West Boundary target, an 1,100 ft x 1,100 ft area of poorly tested contact which lies on the boundary between the Levack and adjacent McCreedy West properties. Two holes totaling 5,000 ft are planned here. The second target is an 800 ft x 1,350 ft area of untested contact located west of the Main Orebody. The West Main Zone will be tested with two holes for a 3,000 ft total.

The Footwall Project

The combined McCreedy West/Levack Properties cover approximately a four kilometre strike length of the contact between the SIC and the underlying footwall rocks of the Levack Embayment Structure (see Figure 12). The footwall rocks in the eastern half of the Levack Embayment host several valuable Cu-Ni-PGM orebodies. The western half of the Levack Embayment remains relatively unexplored for footwall deposits and is highly prospective for new discoveries. Mapping and drill exploration along the western half of the Levack Embayment has defined a significant occurrence of Sudbury Breccia, the host for many of the footwall deposits. The aim of the Footwall Project is to systematically test the footwall rocks along the entire four kilometre strike length of the contact and up to one kilometre into the footwall unit.

The western half of the Levack Embayment remains relatively unexplored…

(Figure 12 - Levack Embayment Structure - Footwall Cu-PGM Target)

A total of 21,827 ft in nine surface holes was drilled to test footwall targets on the McCreedy West and Levack Properties in 2003. While none of the holes encountered massive sulfides, several intersected low sulfide zones containing indicators of prospective ground. Downhole geophysics on four of the holes encountered no significant anomalies. Surface mapping of the McCreedy West/Levack footwall rock units in 2003 identified areas of significant, locally weak mineralization in Sudbury Breccia showing characteristics suggestive of proximity to mineralization. The 2004 program will focus on drilling areas of prospective Sudbury Breccia, which have been identified from surface mapping and previous drilling. Drilling plans call for 25,000 ft in 10 surface holes.

Norman Property

The Norman Property, consisting of two mining and surface leases covering approximately 1,100 acres, is located 32 kms north-northeast of the City of Sudbury within Norman Township. Geologically, the property occupies the northeast apex of the SIC, including the Whistle Embayment Structure and the southwestern portion of the Whistle Offset Dyke (see Figure 13). Though initial exploration on the property dates back to the turn of the past century, modern intermittent, exploration dates from 1971. The Property also hosts the former Whistle Open Pit Mine which produced 5.7 million tons of contact-style ore grading 1.0% Ni, 0.3% Cu and 0.03% Co located within the Whistle Embayment. Nickel mineralization (Lenses A and B) is also known below the bottom of the Whistle Open Pit Mine.

The Whistle Offset Dyke hosts several Cu-precious metal-rich mineralized zones including the North and 2000 Deposits, which received limited historic exploration. The North and 2000 Deposits were the focus of the Sudbury Joint Venture exploration program at Norman in 2002-3. In addition, Lens A received limited drilling in 2003. In total, 70 holes (120,750 ft) were completed at Norman during 2003 (see Table 13).

(Figure 13 - Norman Property Geological Plan)

____________________________________________________________________________________

Table 13

Norman Property - 2003 Exploration Drilling

____________________________________________________________________________________

Completed

2003

Zone

# of holes

 Footage

____________________________________________________________________________________

North Deposit

4

2,809

2000 Deposit

31

84,968

SIC Contact Environment

25

8,436

Other *includes offset between North and 2000 Zones

10

 24,537

____________________________________________________________________________________

Total

70

120,750

2000 Deposit

The 2000 Deposit is located 2000 ft vertically below the historic Whistle Open Pit and was discovered in the mid-1990s. It is a Cu-Ni-precious metal-rich vein system similar to the North Deposit, which is exposed at surface 2,500 ft to the northeast of the 2000 Deposit. Initial drilling by the Sudbury Joint Venture in 2002 expanded the historic zones, established mineral continuity and developed a geological model. The mineralized envelope strikes parallel to the northeast-trending Whistle Offset Dyke and is controlled by irregularities in the Dyke. The 2003 drilling program had up to three surface drill rigs operating simultaneously completing 31 holes for a total footage of 84,968 ft. The focus of 2003 drilling was to define the limits of the 2000 Deposit mineralization and to infill within the Deposit between the 2002 program’s widely-spaced holes. The 2000 Deposit has a strike length of 525 ft and a vertical dimension of 1,000 ft. Within the Deposit, the 2003 drilling identified and partially defined a high grade core with intercepts up to 13.8% Cu, 1.0% Ni and 8.1 g/t TPM over 114.4 ft (see Figures 14 and 15). Figure 14 shows an outline of the 2000 Deposit and the high grade intersections.

(Figure 14 - 2000 Deposit - Longitudinal Section)

____________________________________________________________________________________

Figure 14

Norman Property - Exploration/Feasibility - 2000 Deposit

____________________________________________________________________________________

  Interval                Cu                   Ni              TPM

Hole #

(ft)

%

 %

gpt

____________________________________________________________________________________

FNX 4001

64.8

6.0

0.2

8.1

____________________________________________________________________________________

FNX 4003

134.4

3.6

0.4

3.8

incl.

23.5

8.9

0.5

9.8

____________________________________________________________________________________

FNX 4007

55.2

10.6

1.5

7.3

____________________________________________________________________________________

FNX 4008

462.7

2.2

0.3

3.5

 incl.

112.4

3.7

0.4

8.4

____________________________________________________________________________________

FNX 4085

18.7

10.1

1.3

4.5

____________________________________________________________________________________

FNX 4086

257.5

3.4

0.3

4.2

incl.

105.3

6.1

0.3

7.0

____________________________________________________________________________________

FNX 4088

22.0

8.5

0.4

5.3

____________________________________________________________________________________

FNX 4089

526.2

2.0

0.3

2.5

incl.

52.6

1.8

1.1

6.1

incl.

10.0

5.3

5.3

6.4

____________________________________________________________________________________

FNX 4130

 114.4

13.8

1.0

8.1

____________________________________________________________________________________

The $25 million u/g advanced exploration program and completion of a full feasibility study would require approximately 18 months to implement…

Plans for the first six months of 2004 include further drill delineation of the 2000 Deposit with the goal of identifying sufficient mineralization to support initiating an underground advanced exploration program starting in the second half of the year. Figure 16 shows the conceptual advanced exploration shaft to the 2000 Deposit. Sinking the shaft would allow more detailed underground drilling of the Deposit and facilitate driving crosscuts into the mineralization for bulk sampling and metallurgical testing. The $25 million underground advanced exploration program and completion of a full feasibility study would require approximately 18 months to implement, following which a production decision would be made.

North Deposit

The North Deposit is a historic discovery of surface and near surface Cu-precious metal-rich mineralization located 2,500 ft northeast of the 2000 Deposit within the Whistle Offset Dyke. Drilling by the Sudbury Joint Venture in 2002 consisted of 50 holes which delineated, at 50 ft to 100 ft spacings, a 600 ft strike length extending from surface to a vertical depth of 600 ft (see Figure 17). Intersection lengths ranged from 2.6 ft to 86.0 ft. A 100 ft by 300 ft surface area was also stripped exposing a 9 ft to 18 ft wide massive chalcopyrite vein grading up to 15.8 % Cu, 0.5% Ni, and 10.3 g/t TPM over 18.4 ft.

In 2003, work on the North Deposit focused on geological interpretation and modeling to support mineral resource estimation and a pre-feasibility study. Four drill holes were completed on the North Deposit during the year for a total of 2,809 ft. The holes provided additional information within the higher grade areas and confirmed the geological interpretation.

A pre-feasibility study will be completed in 2004 and a decision made whether to proceed with an advanced underground exploration program using a new ramp development. The underground program would include 6,000 ft of diamond drilling and a bulk sampling program designed to further delineate and confirm the distribution and continuity of mineralization and to facilitate mineralogical studies, metallurgical testing and confirmation of the geological model. The advanced exploration program will also enable completion of a mineral resource estimate, a full feasibility and possibly, a decision to proceed with development and mining of the North Deposit. The underground advanced exploration program and feasibility study (if approved) should take six months to complete.

(Figure 15 - Norman Property - Borehole FNX 4130)

13.8% Cu, 1.0% Ni, 8.1g/t TPM over 114.4 ft.

(Figure 16 - Norman Property - Advanced Exploration Program)

Offset Dyke Exploration

In addition to drilling at the North and 2000 Deposits, 10 holes totaling 24,537 ft were completed targeting areas of potential 2000 Deposit-style mineralization in untested portions of the Whistle Offset Dyke between the North and 2000 Deposits and to the southwest of the latter. One hole midway between the two deposits intersected 2.7 ft grading 8.4% Cu, 0.3% Ni and 4.4 g/t TPM while a hole southwest of the 2000 Deposit cut 1.7% Cu, 3.6% Ni and 13.8 g/t TPM over 3.1 ft. Both of these encouraging results will be followed up during 2004.

Figure 17

North Deposit 3D Model

________________________________________________

Interval

Cu

Ni

TPM

Hole #

(ft)

%

 %

gpt

________________________________________________

4145

8.4

1.4

0.3

4.6

________________________________________________

4146

8.3

10.4

0.3

10.2

and

11.5

1.6

0.3

4.4

________________________________________________

4147

230.0

2.6

0.2

2.7

incl.

42.4

11.7

0.5

10.5

________________________________________________

4148

6.9

9.9

0.2

9.2

________________________________________________

Contact Exploration - Lenses A and B

These two zones of nickel-rich mineralization were identified from the historical drilling within the Whistle Embayment beneath the bottom of the Whistle Open Pit. (see Figure 18)

In 2003, the Sudbury Joint Venture completed 10 holes on Lens A for a total of 7,855 ft. The drilling was intended to confirm and expand Lens A between 300 and 600 ft below surface and directly above the 2000 Deposit. Significant intersections from this drilling include 2.9% Ni over 21.1 ft and 1.8% Ni over 25.2 ft within massive sulfides at the base of the zones. These intersections are found within a wide zone of blebby sulfide mineralization which grades up to 1.0% Ni over 260 ft. Lens B extends down-dip from the previously mined open pit mineralization, but remains untested by the Sudbury Joint Venture. Both Lenses A and B warrant additional drilling in 2004.

Airborne geophysical surveying completed in 2002 identified several targets along the SIC contact.

In addition to these nickel lenses, a small zone of significant nickel mineralization was discovered at surface along the eastern margin of the Whistle Open Pit. A series of 15 short holes totaling 581 ft tested this zone and delineated approximately 6,500 tons of resources grading 1.0% Cu and 1.5% Ni.

Also planned for 2004 is a significant exploration program to the southeast of the Whistle Embayment targeting potential new nickel-rich contact deposits. The Norman Property covers over two kms of the SIC contact which has seen minimal historic drilling. Airborne geophysical surveying completed in 2002 identified several targets along the SIC contact. A surface Crone Pulse EM survey is planned early in 2004 to extend the depth penetration and better define the drill targets, to be followed by 18,000 ft of drilling.

Victoria Property

The Victoria Property covers approximately 1,283 acres located 30 kms west of the Greater City of Sudbury in Denison Township. The Property straddles the junction between the SIC and the southwest-trending Worthington Offset Dyke and hosts both Ni-rich, contact-style mineralization and Cu-Ni-precious metal-rich offset dyke-style mineralization. (see Figure 19) The area was first explored in the late 1800s and has seen two periods of production, 1900-23 and 1973-78. Total historic production was 1.54 million tons grading 2.3% Cu, 1.6% Ni from the No. 4 West and No. 2 West Deposits. Underground workings include a flooded 3,000 ft vertical shaft and lateral development on several levels.

Sudbury Joint Venture drilling in 2002 tested several of the known deposits near surface and discovered the offset dyke-style, Powerline Deposit. The focus for 2003 was on the Offset Dyke environment, including delineation drilling of the Powerline Deposit and drill testing of several other Offset Dyke targets located on the Victoria Property. Detailed surface mapping of the No. 2 West Deposit was also completed to aid geological interpretation and modeling of the Deposit.

During 2003, the Sudbury Joint Venture completed 33 surface holes for a total of 29,618 ft. Table 14 gives a breakdown of the 2003 drill program.

________________________________________________________________

Table 14

Victoria Property - 2003 Exploration Drilling

________________________________________________________________

Completed

2003

Zone

# of holes

 Footage

________________________________________________________________

Powerline Zone

17

8,287

No. 4 Zone QD

5

7,018

Worthington and other QD

 9

12,599

No. 2 West

2

1,714

________________________________________________________________

Total

33

29,618

Powerline Deposit

The Powerline Deposit is associated with a narrowing or constriction in the host Offset Quartz Diorite Dyke where the Dyke wallrocks exhibit intense shearing and brecciation. The Powerline mineralization consists of high grade, massive to semi-massive sulfides extending 600 ft deep. The high grade core of the Deposit returned assays up to 6.7% Cu, 1.3% Ni and 13.3 g/t TPM over 42.3 ft.

(Figure 19 - Victoria Property Plan - Deposits and Geology)

(Figure 20 - No. 2 West - Longitudinal Section)

The 2003 drilling was focused on defining the limits of the Powerline Deposit and to locate a possible extension below the 600 ft vertical level, where mineralization was truncated by a fault. Drilling during the year also tested a possible western strike extension of the Powerline Deposit, where a second smaller massive sulfide lens was identified grading up to 4.9% Cu, 1.9% Ni and 15.2 g/t TPM over 6.3 ft. Drilling down-plunge and further to the west of the Powerline Deposit encountered no significant mineralization. In total 8,287 ft was drilled around the Powerline in 17 holes.

For 2004, the Victoria Property exploration program will focus on further delineation and infill drilling of the No. 2 West Deposit.

No. 4 Zone

The No 4 Zone contains Cu-Ni-precious metal-rich mineralization and is hosted within the Offset Dyke quartz diorites, metagabbros and metasediments. It is located 820 ft east of the Victoria Shaft and was mined from surface to the 750 ft depth. Historic drilling indicates the mineralization continued for at least 100 ft below the mine workings. Four holes completed by the Sudbury Joint Venture in 2002 to confirm the deeper zone did not intersect significant mineralization. However, downhole UTEM surveys indicated conductivity to the east towards a “pinch” or constriction within the Offset Dyke. Five holes drilled in 2003 totaling 7,018 ft targeted this area and four of them intersected variable amounts of stringer to semi-massive mineralization grading up to 0.5% Cu, 1.2% Ni and 2.4 g/t TPM over 4.9 ft. While this mineralization confirms the geological model, the mineralization does not appear to be of economic significance.

No. 2 West Deposit

The No 2 West Deposit is a broad envelope of moderate grade sulfide mineralization including a narrow shoot of high grade massive mineralization at the base of the Sublayer Norite. The Sublayer also hosts several narrow zones of shear-hosted stringer mineralization. The high grade massive sulfide core was previously partially mined from the 1350 Level. The Sudbury Joint Venture drilling in 2002 outlined the contact-type, moderate grade, near surface mineralization along a 900 ft strike length. The high grade shoot graded up to 3.1% Cu, 2.0% Ni and 4.11 g/t TPM over 44.4 ft and has been extended to the 800 ft vertical level as a result of drilling and within 400 ft of the previously mined portion of the Deposit (see Figure 20).

Work continued during 2003 on the geological interpretation and modeling to support mineral resource estimation. A detailed surface mapping program concentrating on delineating structure was also completed. Once the mapping was integrated with the modeling, an additional two holes were drilled on the eastern margin of the shear mineralization at the 400 ft and 600 ft vertical levels. Both holes intersected significant mineralization, including 0.4% Cu, 1.0% Ni and 1.7 g/t TPM over 29.5 ft and 0.5% Cu, 1.5% Ni and 3.5 g/t TPM over 7.8 ft.

For 2004, the Victoria Property exploration program will focus on further delineation and infill drilling of the No. 2 West Deposit. For these purposes 4,800 ft of surface diamond drilling is allocated to facilitate a pre-feasibility study.

Safety, Health, Environment and Community Relations

The directors, management, employees and contractors of FNX Mining, place the highest priority on ensuring that the best practices of safety, health, environment and community relations are employed in every corporate activity. Together with our Sudbury Joint Venture partner, FNX Mining constantly reviews our performance in these areas and takes all necessary steps to ensure a safe and healthy workplace, meeting or exceeding all regulatory standards and maintaining open communication with the communities in which we work. The Sudbury Joint Venture at the end of 2003 had recorded 576 days without a lost time accident at our exploration and operating sites in Sudbury. However, this achievement is in the past and we must be vigilant to provide the required training and instill best practices to continue this record into the future.

During the year, FNX implemented a Safety, Health and Environment Management System. This management system formalizes the monitoring of FNX staff and contractors’ activities for compliance with applicable legislation. It clearly outlines inspection standards, frequency, record-keeping requirements and procedures for reporting and communicating potential compliance issues to appropriate members of senior management. The management system is a vehicle for enforcing the requirements of FNX’s Safety, Health and Environment orientation manual, which is required reading for all new or existing employees and management.

The Sudbury Joint Venture continued its regular Health and Safety committee meetings throughout the year, including joint workplace inspections and promotion of a safe and healthy workplace environment. The committee is composed of employee and management representatives. All committee members have completed the required certification courses with the Mines, Aggregates Safety and Health Association. Systematic training of employees continued throughout the year and regular meetings were held with contractors to promote sound work practices and compliance. New employees and contractors were given an orientation program developed this year to increase awareness of safety, health and environmental issues. All employees and onsite contractors are required to undertake NORCAT (The Northern Centre for Advanced Technology) and WHMIS (Workplace Hazardous Material Information System) training, in addition to site specific orientation and certification in Standard First Aid.

Regular communication continued with government and non-government organizations, including local and First Nations communities (Wahnapitae, Whitefish Lake and Sagamok) to enhance awareness of the Sudbury Joint Venture’s projects and promote public involvement. A second voluntary open house was hosted at the end of

September in the town of Levack/Onaping, the closest community to the McCreedy West and Levack Mine Complex. The purpose of the open house was to inform the local community about operations at the site and address any questions or concerns local residents may have about our activities.

Baseline monitoring programs continued or commenced at several properties during the year. Using established and regulator-approved protocols, the baseline monitoring programs collect data to establish existing conditions prior to development and to support applications for operational permits from regulators. Typically a minimum of 12 consecutive months of data are collected to reflect variable conditions over all seasons. Baseline monitoring programs during the year focused on the Norman and Victoria properties. The monitoring program also helps to define biological values that need to be protected, such as provincially significant wetlands and rare or endangered species. This serves to limit development in sensitive areas and facilitates the development of conceptual site plans. Based on the conceptual plans, engineering studies can proceed in support of feasibility studies, providing the basis for public consultation and initiating the permitting process.

In addition, site characterization work was undertaken at both the Victoria and Kirkwood Properties in order to define existing liabilities prior to any Sudbury Joint Venture development. This work is required under the terms of our Option Agreement in order to clearly define pre-existing disturbances, which remain the responsibility of the surface rights owner. The Sudbury Joint Venture is responsible only for its own disturbances.

During the year a medical surveillance program for employees, management and directors was implemented to monitor the health of FNX personnel and ensure they are fit for the work that they perform. The medical program is managed by a third party health care provider and includes regular examinations and testing to monitor capabilities of employees prior to hire, at appropriate intervals after employment commences and prior to returning to work after an injury or illness.

In fiscal 2002, FNX adopted a formal Safety, Health and Environmental Policy and that policy is reproduced in this document for emphasis.

Though great progress was made in the areas of safety, health, environment and community relations during 2003, the commitments in these areas remain key corporate values and are the responsibility of every employee, manager and director.

FNX Mining constantly

reviews our performance in these areas and takes all necessary steps to ensure a safe and healthy workplace…

“The best practices of safety, health, environment and community relations are employed in every corporate activity”.

Safety, Health and Environmental Policy

FNX Mining is committed to conducting its business in a safe and environmentally responsible manner. In order to meet this commitment, we will:

  Design, implement, continually evaluate and improve management systems and performance.

  Regularly measure performance against recognized industry standards, meet or surpass legislative requirements and report to the Board of Directors in a timely manner.

  Provide employees with the training and resources to identify, manage and reduce workplace and environmental risks.

  Communicate with all stakeholders in a timely manner.

  Oblige all employees and contractors to assume responsibility for safety, health and environment by working safely under all circumstances, participating in training sessions, understanding compliance obligations and communicating any unacceptable practices to management.

SIGNATURE

Terry MacGibbon

President and Chief Executive Officer